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                                                                  Exhibit 3.1(a)


                            CERTIFICATE OF AMENDMENT
                                    OF THE
            THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            CORTELCO SYSTEMS, INC.


        CORTELCO SYSTEMS, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        I. The amendment to the Corporation's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, and written notice of the amendment has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

       II. Article 1 of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                The name of this corporation is eOn Communications Corporation.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by J. Michael O'Dell, its authorized officer, on this 15th day of November, 1999.


                                             /s/ J. Michael O'Dell
                                             ---------------------------------
                                             J. Michael O'Dell, President